RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-203433

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated August 20, 2015
Pricing Supplement Dated August __, 2015 to the Product
Prospectus Supplement ERN-ETF-1 Dated May 15, 2015,
Prospectus Supplement Dated April 30, 2015, and Prospectus
Dated April 30, 2015
$_________ Bullish Enhanced Return Notes Linked to Energy Select Sector SPDR® Fund, Due ______, 2017 Royal Bank of Canada

Royal Bank of Canada is offering the Bullish Enhanced Return Notes (the “Notes”) linked to the performance of the Energy Select Sector SPDR® Fund (the “Reference Asset”).

The CUSIP number for the Notes is 78012KGD3. The Notes do not pay interest. The Notes provide a 200% leveraged return if the share price of the Reference Asset increases from the Initial Level to the Final Level, subject to the Maximum Redemption Amount of at least 136.00% of the principal amount of the Notes (to be determined on the Pricing Date). Investors will lose 1% of the principal amount of the Notes for each 1% decrease from the Initial Level to the Final Level. Any payments on the Notes are subject to our credit risk.

Issue Date: August 31, 2015
Maturity Date: Between 24 and 27 months after the issue date (to be determined on the Pricing Date).
The Notes will not be listed on any securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated April 30, 2015, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement dated May 15, 2015, and “Selected Risk Considerations” on page P-6 of this terms supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100%	$
Underwriting discounts and commissions(1)	2.00%	$
Proceeds to Royal Bank of Canada(1)	98.00%	$
(1) The price to public for the Notes sold to certain advisory accounts will be 98.25%. RBC Capital Markets, LLC will not receive an agent’s commission in connection with these sales.

The initial estimated value of the Notes as of the date of this terms supplement is $963.50 per $1,000 in principal amount, which is less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Pricing Date, which will not be less than $943.50 per $1,000 in principal amount. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.

If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $20.00 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $20.00 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-14 below.

We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to Energy Select Sector SPDR® Fund, Due ______, 2017

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series G

Underwriter:	RBC Capital Markets, LLC (“RBCCM”)

Reference Asset:	Energy Select Sector SPDR® Fund

Bloomberg Ticker:	XLE

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Pricing Date:	August 26, 2015

Issue Date:	August 31, 2015

CUSIP:	78012KGD3

Valuation Date:	Expected to be the third trading day prior to the maturity date (to be determined on the Pricing Date).

Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is 0% or positive, then the investor will receive an amount per $1,000 principal amount per Note equal to the lesser of:

1.        Principal Amount + (Principal Amount x Percentage Change x Leverage Factor) and
2.        Maximum Redemption Amount

If, on the Valuation Date, the Percentage Change is negative, then the investor will receive a cash payment equal to:

Principal Amount + (Principal Amount x Percentage Change)

Percentage Change:	The Percentage Change, expressed as a percentage, is calculated using the following formula: Final Level - Initial Level Initial Level

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to Energy Select Sector SPDR® Fund, Due ______, 2017

Initial Level:	The closing share price of the Reference Asset on the Pricing Date.

Final Level:	The closing share price of the Reference Asset on the Valuation Date.

Leverage Factor:	200.00% (subject to the Maximum Redemption Amount)

Maximum Redemption Amount:	At least 136.00% multiplied by the principal amount (to be determined on the Pricing Date).

Maturity Date:	To be determined on the Pricing Date, subject to extension for market and other disruptions, as described in the product prospectus supplement dated May 15, 2015.

Term:	Between 24 and 27 months after the issue date (to be determined on the Pricing Date).

Principal at Risk:	The Notes are NOT principal protected. You may lose all or a substantial portion of your principal amount at maturity if there is a percentage decrease from the Initial Level to the Final Level.

Calculation Agent:	RBCCM

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated May 15, 2015 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated April 30, 2015).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated May 15, 2015, as modified by this terms supplement.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to Energy Select Sector SPDR® Fund, Due ______, 2017

ADDITIONAL TERMS OF YOUR NOTES

You should read this terms supplement together with the prospectus dated April 30, 2015, as supplemented by the prospectus supplement dated April 30, 2015 and the product prospectus supplement dated May 15, 2015, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this terms supplement carefully.

This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated April 30, 2015 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated May 15, 2015, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003442/l429151424b3.htm

Prospectus Supplement dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003446/n429152424b3.htm

Product Prospectus Supplement ERN-ETF-1 dated May 15, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915004004/m53151424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to Energy Select Sector SPDR® Fund, Due ______, 2017

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Initial Level, the Final Level or the share price of the Reference Asset on any trading day prior to the Maturity Date. All examples assume a Leverage Factor of 200.00%, a Maximum Redemption Amount of 136.00% of the principal amount (the actual Maximum Redemption Amount will be determined on the pricing date and will be at least 136.00% of the principal amount), that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.

Example 1 —	Calculation of the Payment at Maturity where the Percentage Change is positive.

	Percentage Change:	10%

	Payment at Maturity:	$1,000 + ($1,000 x 10% x 200%) = $1,000 + $200.00 = $1,200.00

	On a $1,000 investment, a 10% Percentage Change results in a Payment at Maturity of $1,200.00, a 20.00% return on the Notes.

Example 2 —	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Payment at Maturity is subject to the Maximum Redemption Amount).

	Percentage Change:	40%

	Payment at Maturity:	$1,000 + ($1,000 x 40% x 200%) = $1,000 + $800.00 = $1,800.00 However, the Maximum Redemption Amount is $1,360.00

	On a $1,000 investment, a 40% Percentage Change results in a Payment at Maturity of $1,360.00, a 36.00% return on the Notes.

Example 3 —	Calculation of the Payment at Maturity where the Percentage Change is negative.

	Percentage Change:	-25%

	Payment at Maturity:	$1,000 + [$1,000 x (-25%)] = $1,000 - $250.00 = $750.00

	On a $1,000 investment, a -25% Percentage Change results in a Payment at Maturity of $750.00, a -25% return on the Notes.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to Energy Select Sector SPDR® Fund, Due ______, 2017

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Asset.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-5 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk – Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the share price of the Reference Asset. You will lose 1% of the principal amount of your Notes for each 1% that the Final Level is less than the Initial Level.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Your Potential Payment at Maturity Is Limited – The Notes will provide less opportunity to participate in the appreciation of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation, because the payment at maturity will not exceed the Maximum Redemption Amount. Accordingly, your return on the Notes may be less than your return would be if you made an investment in the Reference Asset or a security directly linked to the positive performance of the Reference Asset.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the share price of the Reference Asset increases after the Pricing Date. No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
You Will Not Have Any Rights to the Securities Included in the Reference Asset – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Reference Asset would have. The Final Level will not reflect any dividends paid on the securities included in the Reference Asset.

•
Risks Associated with the Energy Sector – All of the equity securities included in the Reference Asset are issued by companies whose primary line of business is directly associated with the energy sector. Stock prices for energy sector companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending will likewise affect the performance of energy companies. In addition, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to energy conservation and the success of exploration projects. Weak demand for energy companies’ products or services or for energy products and services in general, as well as negative developments in other areas, would adversely impact the performance of the Reference Asset. As a result, the Reference Asset will be more volatile than an exchange traded fund whose sector(s) is more diversified.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to Energy Select Sector SPDR® Fund, Due ______, 2017

•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public – The initial estimated value set forth on the cover page and that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the share price of the Reference Asset, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes on the Cover Page and that We Will Provide in the Final Pricing Supplement Are Estimates Only, Calculated as of the Time the Terms of the Notes Are Set – The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimates are based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.

•
Market Disruption Events and Adjustments – The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

•
Adjustments to the Reference Asset Could Adversely Affect the Notes  — SSgA Funds Management, Inc. (“SSFM”), as the investment adviser of the Reference Asset, is responsible for calculating and maintaining the Reference Asset. SSFM can add, delete or substitute the stocks comprising the Reference Asset. SSFM may make other methodological changes that could change the share price of the Reference Asset at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the Notes.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to Energy Select Sector SPDR® Fund, Due ______, 2017

•
Changes that Affect the Underlying Index Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity — The policies of the Index Calculation Agent and the Index Compilation Agent of the Underlying Index, concerning the calculation of the Underlying Index, additions, deletions or substitutions of the components of the Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Index and, therefore, could affect the share price of the Reference Asset, the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if the Index Calculation Agent or Compilation Agent changes these policies, for example, by changing the manner in which they calculate the Underlying Index, or if the calculation or publication of the Underlying Index is discontinued or suspended.

•
We and Our Affiliates Do Not Have Any Affiliation with SSFM and Are Not Responsible for its Public Disclosure of Information — We and our affiliates are not affiliated with the investment adviser in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the Reference Asset. SSFM is not involved in the offering of the Notes in any way and has no obligation to consider your interests as an owner of the Notes in taking any actions relating to the Reference Asset that might affect the value of the Notes.  Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about SSFM or the Reference Asset contained in any public disclosure of information.  You, as an investor in the Notes, should make your own investigation into the Reference Asset.

•
The Correlation Between the Performance of the Reference Asset and the Performance of the Underlying Index May Be Imperfect — The performance of the Reference Asset is linked principally to the performance of the Underlying Index. However, because of the potential discrepancies identified in more detail in the product prospectus supplement, the return on the Reference Asset may correlate imperfectly with the return on the Underlying Index.

•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Asset or securities held by the Reference Asset that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices of the Reference Asset, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of securities held by the Reference Asset, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the price of the Reference Asset, and, therefore, the market value of the Notes.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to Energy Select Sector SPDR® Fund, Due ______, 2017

INFORMATION REGARDING THE REFERENCE ASSET

Information provided to or filed with the SEC by the Reference Asset under the Securities Act of 1933 and the Investment Company Act can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector SPDR website at http://www.sectorspdr.com. We have not participated in the preparation of, or verified, such publicly available information.  None of the forgoing documents or filings are incorporated by reference in, and should not be considered part of, this document.

The following information regarding the Reference Asset is derived from publicly available information.

We have not independently verified the accuracy or completeness of reports filed by the Reference Asset with the SEC, information published by them on their websites or in any other format, information about them obtained from any other source or the information provided below.

The Notes are not sponsored, endorsed, sold or promoted by the investment adviser. The investment adviser makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. The investment adviser has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

We obtained the information regarding the historical performance of the Reference Asset set forth below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

Holdings Information

The following table summarizes the Reference Asset’s top holdings in individual companies as of June 30, 2015:

Company	Percentage of Total Holdings
Exxon Mobil Corporation	15.76%
Chevron Corporation	12.44%
Schlumberger N.V.	7.67%
Kinder Morgan, Inc. Class P	4.47%
EOG Resources, Inc.	3.93%
ConocoPhillips	3.76%
Williams Companies, Inc.	3.67%
Occidental Petroleum Corporation	3.50%
Pioneer Natural Resources Company	3.15%
Anadarko Petroleum Corporation	3.10%

The information above about the Reference Asset was compiled from the Select Sector SPDR website.  We have not independently verified the accuracy of the information above. Information contained in the Select Sector SPDR website is not incorporated by reference in, and should not be considered a part of, this terms supplement.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to Energy Select Sector SPDR® Fund, Due ______, 2017

The Energy Select Sector SPDR® Fund

The XLE is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor to each of ten separate investment portfolios, including the Fund, all of which are offered by the Select Sector SPDR Trust, a registered investment company. The XLE trades on the NYSE Arca under the ticker symbol “XLE.”

The XLE utilizes a “replication” investment approach in attempting to track the performance of the underlying index. The XLE typically invests in substantially all of the securities which comprise the underlying index in approximately the same proportions as that index. The XLE will normally invest at least 95% of its total assets in the common stocks that comprise the applicable underlying index.

The XLE seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Energy Select Sector Index. The S&P® Energy Select Sector Index measures the performance of the energy sector of the U.S. equity market. The XLE is composed of companies whose primary line of business is directly associated with the energy sector. As of June 30, 2015, there were 43 energy companies included in the XLE.

Eligibility Criteria for Index Components

The stocks included in each Select Sector Index are selected by Merrill Lynch acting as Index Compilation Agent, in consultation with S&P Dow Jones Indices (“S&P”), from the universe of companies represented by the S&P 500® Index. S&P acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500® Index.

Index Maintenance

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index (the “SPDR Component Stocks”) is a constituent company of the S&P 500® Index.

•
The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

•
Merrill Lynch, acting as the Index Compilation Agent, assigns each constituent stock of the S&P 500® Index to a Select Sector Index. Merrill Lynch, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.

•
S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Select Sector Indices.

•
Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to certain Internal Revenue Code requirements

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to Energy Select Sector SPDR® Fund, Due ______, 2017

Calculation of the Underlying Index

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base−weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

Merrill Lynch may at any time determine that a SPDR® Component Stock which has been assigned to one Select Sector Index has undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that Merrill Lynch notifies S&P that a SPDR® Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. SPDR® Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to Energy Select Sector SPDR® Fund, Due ______, 2017

Historical Information

The graph below sets forth the information relating to the historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of the Reference Asset. The information provided in this table is for the four calendar quarters of 2008, 2009, 2010, 2011, 2012, 2013, and 2014, the first two quarters of 2015, and for the period from July 1, 2015 through August 19, 2015.

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to Energy Select Sector SPDR® Fund, Due ______, 2017

Energy Select Sector SPDR® Fund (“XLE”)

Period-Start Date	Period-End Date	High Intra-Day Share price of the Reference Asset	Low Intra-Day Share price of the Reference Asset	Period-End Closing Share price of the Reference Asset
1/1/2008	3/31/2008	$80.74	$62.97	$73.80
4/1/2008	6/30/2008	$91.42	$73.35	$88.36
7/1/2008	9/30/2008	$90.15	$59.13	$63.77
10/1/2008	12/31/2008	$63.43	$38.85	$47.84
1/1/2009	3/31/2009	$53.18	$37.40	$42.46
4/1/2009	6/30/2009	$54.82	$41.48	$48.07
7/1/2009	9/30/2009	$56.28	$43.66	$53.92
10/1/2009	12/31/2009	$60.56	$51.34	$57.01
1/1/2010	3/31/2010	$60.87	$52.68	$57.52
4/1/2010	6/30/2010	$62.29	$49.58	$49.68
7/1/2010	9/30/2010	$56.75	$48.56	$56.06
10/1/2010	12/31/2010	$68.49	$55.68	$68.25
1/1/2011	3/31/2011	$80.96	$67.50	$79.81
4/1/2011	6/30/2011	$80.89	$70.45	$75.35
7/1/2011	9/30/2011	$79.97	$57.96	$58.59
10/1/2011	12/31/2011	$73.19	$54.26	$69.13
1/1/2012	3/31/2012	$76.49	$68.75	$71.73
4/1/2012	6/30/2012	$72.99	$61.11	$66.37
7/1/2012	9/30/2012	$77.35	$64.64	$73.48
10/1/2012	12/31/2012	$75.18	$67.78	$71.44
1/1/2013	3/31/2013	$80.13	$72.00	$79.32
4/1/2013	6/30/2013	$83.95	$73.53	$78.36
7/1/2013	9/30/2013	$85.74	$78.35	$82.88
10/1/2013	12/31/2013	$88.53	$81.33	$88.51
1/1/2014	3/31/2014	$89.59	$81.78	$89.06
4/1/2014	6/30/2014	$101.51	$88.24	$100.10
7/1/2014	9/30/2014	$100.96	$90.06	$90.62
10/1/2014	12/31/2014	$91.05	$72.51	$79.16
1/1/2015	3/31/2015	$82.42	$71.70	$77.58
4/1/2015	6/30/2015	$83.65	$74.58	$75.16
7/1/2015	8/19/2015	$75.34	$66.29	$67.32

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to Energy Select Sector SPDR® Fund, Due ______, 2017

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We expect that delivery of the Notes will be made against payment for the Notes on or about August 31, 2015, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated April 30, 2015. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution - Conflicts of Interest” in the prospectus dated April 30, 2015.

RBCCM may pay fees of up to $8.00 per $1,000 in principal amount of the Notes to one or more FINRA members for marketing services relating to this offering.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to Energy Select Sector SPDR® Fund, Due ______, 2017

STRUCTURING THE NOTES

The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value included in this terms supplement or in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs. These factors result in the initial estimated value for the Notes on the Pricing Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

RBC Capital Markets, LLC